Exhibit 10.1

HARBOR GLOBAL COMPANY LTD.

CALYPSO MANAGEMENT LLC

CODE OF ETHICS & CONDUCT

Harbor Global Company Ltd. and Calypso Management LLC (together, the “Company”, “we” or “us”) conducts their business affairs around the world with integrity, honesty and good sense. This Code sets forth some specific aspects of the Company’s commitment to these values. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business ethics. We set forth in the succeeding pages the Company’s Code of Ethics and Conduct (“Code”), that has been approved by our Board of Directors.

All officers, directors and employees (“you”) are expected to read the Code, know what it requires, and comply with it and with all applicable laws and regulations.. Please make sure that you understand the code, the consequences of non-compliance, and the Code’s importance to the success of the Company. If you have any questions or concerns about illegal or unethical acts or any portion of the code, speak to your supervisor or to Donald H. Hunter, the Company’s Compliance Officer for the Code in Boston (email: dhunter@harborglobal.com tel.:1-617-878-1601 mail: One Faneuil Hall Marketplace, Boson, MA 02109) or in Moscow to the Company’s internal auditor Elena Strelkova (email:estrelkova@pioglobal.ru tel: 7-095-960-2903 mail:5 Gazetny Per. Moscow, Russia 125993). Failure to comply with this Code and the law may have severe financial and legal consequences. The Company will respond to failure to abide by this Code and the law by appropriate disciplinary measures, up to and including dismissal. Retaliation for honestly reporting a concern regarding illegal or unethical conduct is prohibited.

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages. If you have questions, ask them; if you have ethical concerns, raise them. The Compliance Officer, who is responsible for overseeing and monitoring compliance with this Code, and the other resources referenced in this Code are available to answer your questions and provide guidance. You should report any suspected misconduct to the Compliance Officer or the Board of Directors via the whistly-blower policy adopted by the Company. Our conduct should reflect the Company’s values, demonstrate ethical leadership, and promote a work environment that upholds the Company’s reputation for integrity, ethical conduct and trust. To that end, both as a company and as individuals, we should:

•	Understand and make a personal commitment to this Code.

•	Lead by example, complying with the letter and spirit of the Code in always doing what is right, even when the alternatives seem easier or more expedient.

•	Understand and behave in accordance with the Code as well as all other Company policies, guidelines and procedures.

•	Ensure that we do not put our own interests ahead of the Company when performing our jobs, or use our positions in the Company, or information acquired through those positions, for any non-Company purpose.

•	Conduct all work and business affairs lawfully and with integrity.

•	Provide the coaching and guidance necessary to ensure understanding of, and compliance with, the Code for those persons in our groups, departments or organizations.

•	Seek assistance, guidance or interpretation on difficult ethical and legal issues from the Compliance Officer.

•	Report incidents of suspected unethical or unlawful conduct to the Compliance Officer or the Board of Directors via whistle-blower policy.

•	Take prompt, appropriate corrective action when an allegation of wrongdoing is substantiated.

•	Create a work environment that encourages frank, open and constructive communication on all business matters, including allowing everyone to ask questions, make suggestions and report errors and wrongdoing without fear of reprisal.

1.	EMPLOYEES

1.1	Equal Opportunity

The Company will base employment decisions on employee qualifications and achievements, and will comply with local and national employment laws in countries where the Company does business. The Company will not discriminate against any applicant or employee on grounds of race, religion, gender, national origin, sexual orientation, age, disability, or other legally prohibited factors.

1.2	Harassment

Employees shall not engage in abusive, harassing or offensive conduct. Examples include demeaning comments based on ethnic characteristics, unwelcome sexual advances, and threats of physical violence.

1.3	Safety and Health

Employees must follow applicable safety and health rules, and immediately report accidents, injuries, and unsafe equipment, practices or conditions. Employees shall report to work free from the influence of any substance that could impair job performance.

2.	CUSTOMERS AND CONSUMERS

Company marketing and advertising should be accurate and truthful. You may not make or permit others to make deliberately misleading information, omissions of important facts, or false claims. The Company will only obtain business legally and ethically. (See Conflicts of Interest, Section 8, below, regarding customer gifts, travel and entertainment.)

3.	DOING BUSINESS WITH OTHERS

3.1	Arrangements with Third Parties

The Company will not enter into business arrangements with other parties who intentionally violate the law, or who act unethically. The “law” includes local environmental, employment, safety and anti-corruption statutes and regulations. You may not use a third party to perform any act prohibited by law or by this Code.

•	Agents and Consultants

Commissions or fees paid to agents, finders or consultants must be reasonable for the work done. You will not authorize or pay commissions or fees that you have reason to believe will become bribes.

•	Subcontractors

Subcontractors must agree to act in accordance with this Code.

•	Joint Ventures and Alliances

The Company seeks to ally with companies that share our commitment to ethics. The Company will also work to make the standards of our joint ventures compatible with our own.

3.2	Purchasing and Suppliers

Purchasing decisions must be made based on the Company’s best interests (see also Conflicts of Interest, Section 8, below). All purchasing is to be conducted in accordance with relevant internal control policies. Payments must be on reasonable arms length terms.

4.	SHAREHOLDERS

4.1	Company Assets

We each have a duty to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. We should take measures to prevent damage to and theft or misuse of Company property. When you leave the Company, all Company property, including without limitation work product developed in connection with Company employment, in any storage format including electronic, must be returned to the Company.

You may use Company assets, such as funds, products, or computers, only for Company business.

4.2	Confidentiality

Each employee, officer and director must keep the Company’s proprietary information confidential and secure from all persons except those who need to know it to do their jobs. Proprietary information is information not generally known to the public which is valuable to the Company or to others. Employees and directors who possess proprietary information must:

•	Not use the information for their own benefit or the benefit of persons inside or outside of the Company.

•	Carefully guard against disclosure of that information to people outside the Company. For example, you should not discuss such matters with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators or restaurants.

•	Not disclose confidential information to another employee unless the employee needs the information to carry out business responsibilities.

Confidentiality Agreements or Non-Disclosure Agreements are commonly used when the Company needs to disclose confidential information to suppliers, consultants, potential business partners, or others. A Confidentiality Agreement puts the person receiving confidential information on notice that he or she must maintain the secrecy of such information. If, in doing business with persons not employed by the Company, you foresee that you may need to disclose confidential information, you should call the Compliance Officer and discuss the utility of entering into a Confidentiality Agreement.

Your obligation to treat information as confidential does not end when you leave the Company. Upon the termination of your employment, you must return everything that belongs to the Company,

including all documents and other materials containing confidential information. You must not use the confidential information you obtained at the Company or disclose confidential information to a new employer or to others after ceasing to be an employee.

4.3	Inside Information

You are prohibited by Company policy and the law from buying or selling securities of the Company at a time when in possession of “material nonpublic information.” This conduct is known as “insider trading.” Passing such information on to someone who may buy or sell securities – known as “tipping” – is also illegal. The prohibition applies to Harbor Global securities and to securities of other companies if you learn material nonpublic information about other companies, such as the Company’s business partners or clients, in the course of your duties for the Company. For additional information on trading in the Company’s securities, consult the Insider Trading Policy

4.4	Company Books and Records

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in all other public communications made by the Company.

You must complete all documents accurately, truthfully, and in a timely manner. When applicable, documents must be properly authorized. You must record the Company’s financial activities in compliance with all applicable laws and accounting practices. Making false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents. Proper record keeping is essential to enable the Company and its officers to comply with their obligations to make full, fair, accurate, timely and understandable disclosure in the Company’s SEC filings and in other public documents.

You must provide information that is accurate, complete, objective, relevant, timely and understandable, act in good faith, responsibly, with due care, competence and diligence without misrepresenting or omitting material facts. You must also maintain appropriate controls over all Company assets and resources that you use. You must not take any action to fraudulently influence a public accountant who is performing an audit or review of the Company’s financial statements. You must not take any action that could result in making Company financial statements misleading.

All business records and communications should be clear, truthful and accurate. Business records and communications may become public through litigation, government investigations and the media. Employees should take care to avoid exaggeration, colorful language, guesswork, legal conclusions and derogatory remarks or characterizations of people and other companies. This applies to communications of all kinds, including e-mail, instant messaging and “informal” notes or memos. Records should always be retained and destroyed according to the Company’s record retention policies as discussed in this Code and as may be adopted in the future.

In the course of its business, the Company produces and receives large numbers of documents. Numerous laws require the retention of certain documents for various periods of time. The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records. The Company’s policy is to identify, maintain, safeguard and destroy or retain all records in its possession on a systematic and regular basis. Under no circumstances are records to be destroyed selectively or to be maintained outside the Company premises or designated storage facilities, except for instances where records may be temporarily brought home by employees working from home or at a remote location in accordance with approvals from their supervisors or applicable policies about working from home or other remote locations. If you become aware of another employee engaging in questionable behavior regarding the retention of records, please contact the Compliance Officer. Further, the Company may adopt additional record and/or email retention policies in the future to supplement this general approach.

4.5	Computer and Communication Resources

The Company’s computer and communication resources, including computers, voicemail and email, provide substantial benefits, but they also present significant security and liability risks to you and the Company. It is extremely important that you take all necessary measures to secure your computer and any computer or voicemail passwords. If you have any reason to believe that your password or the security of any computer or communication resource has in any manner been compromised, you must change your password immediately and report the incident to the Compliance Officer.

When you are using Company resources to send e-mail, voicemail or to access Internet services, you are acting as a representative of the Company. Any improper use of these resources may reflect poorly on the Company, damage its reputation, and expose you and the Company to legal liability.

All of the computing resources used to provide computing and network connections throughout the organization are the property of the Company and are intended for use by employees to conduct the Company’s business. To the extent permitted by law, all e-mail, voicemail and personal files stored on our computers are Company property and the Company, in its sole discretion, may review any files or communications (including e-mail and voicemail messages). Incidental and occasional personal use of electronic mail and telephones is permitted, but such use should be minimized and the length of the messages should be kept as short as possible, as these messages cost the Company in both productive time and money.

5.	FAIR COMPETITION

5.1	Competitive Information

You should not employ illegal or unethical methods to obtain competitive information. For example, stealing or inducing disclosures of propriety information by past or present employees of other companies is prohibited, as is inducing a competitor or customer to breach a contract.

5.2	Fair Competition and Antitrust

The Company must comply with the antitrust and unfair competition laws of the countries in which the Company does business. These laws are complex and vary considerably from country to country. They generally concern:

•	Agreements with competitors that harm customers, such as agreements on price fixing or allocations of customers or contracts.

•	Agreements that unduly limit a customer’s ability to sell a product, such as establishing the resale price of a product or service, or conditioning the sale of products on an agreement to buy other Company products and services.

•	Attempts to monopolize, such as pricing a product below cost in order to eliminate competition.

If you are unsure whether an action may violate anti-trust and fair competition laws you should consult the Company’s Compliance Officer.

6.	COMMUNITIES

6.1	Personal Activity

Employees, officers and directors may undertake and support community, charity and political activities of their choice, as long as they make clear that they are acting on their own as individuals, not on behalf of the Company.

6.2	Environment

The Company is committed to complying with all the environmental laws in all countries where the Company does business.

6.3	Press and Other Inquiries

Employees should forward all requests from the media in Russia to the Public Relations department and in Boston to the Company’s Compliance Officer.

Employees are expected to cooperate with reasonable requests for information from government agencies and regulators. Information so provided must be accurate. Employees should seek instructions from the Company’s Compliance Officer regarding any non-routine government information requests. No employee shall alter or destroy documents or records in response to an investigation or other lawful information request.

Employees should forward inquiries from financial analysts and shareholders to the Company’s Compliance Officer in Boston or the public relations department in Moscow.

7.	GOVERNMENTS

7.1	Compliance with the Law

Employees, officers and directors must comply with all laws and regulations wherever the Company does business. Internal or external pressures do not justify violating the laws.

7.2	Political Activities

You can not make any political contribution or support in the Company’s name.

7.3	Anti-Corruption Laws

Each employee, officer or director must comply with the anti-corruption laws of the countries in which the Company does business, including the U.S. Foreign Corrupt Practices Act (FCPA), which applies to the Company’s business in other countries. You can not directly or indirectly offer or give anything of value to government officials, including employees of state-owned enterprises, even at a government official’s request. This includes, for example, entering into joint property ownership agreements, a loan, or other business arrangements with a government official. These requirements apply both to Company employees, officers, directors and agents, no matter where they are doing business.

7.4	Applicable Law

Employees are responsible for knowing the laws that pertain to them, in any country where they may be working, for checking with the Company’s Compliance Officer when in doubt, and for keeping full and accurate records in all respects as required in Records, Subsection 4.4, above.

8.	CONFLICT OF INTERESTS

8.1	General

You must act objectively in the best interests of the Company, not to further their own personal considerations (such as their own investments) or relationships with family or friends. Employees must avoid the appearance of impropriety as well as actual improper acts. Employees must avoid any actions which might embarrass the Company. Employees should disclose to the Company’s Compliance Officer in advance any situation that may be, or appear to be, a conflict of interest. Conflicts of interest are prohibited as a matter of Company policy, except as approved by the Board of Directors on a case-by-case basis.

8.2	Outside Employment

You may not work for or receive payments for services from any competitor, customer, supplier or agent of the Company.

8.3	Company Opportunities

When the Company might be interested in pursuing a business opportunity, an employee, officer or director shall not pursue it except on behalf of the Company. Permissible exceptions are opportunities that an employee has presented to the Company, the Company has declined and the employee pursues with full disclosure to the Company and after obtaining prior written approval of the Compliance Officer.

8.4	Gifts

Gifts may be of physical objects, or of services, favors or other items of value. Employees, officers or directors can not accept kickbacks, gifts (other than small promotional type items), gratuities, or anything else that might suggest their judgments could be made on the basis of personal favoritism.

Gifts given by Company employees, officers or directors must be legal, and reasonable. Employees of many government entities around the world are prohibited from accepting gifts. Complex rules often apply to giving gifts, including those under the US Foreign Corrupt Practices Act. No employee may pay bribes or kickbacks, directly or indirectly.

If an employee is in doubt as to whether giving or receiving a gift is legal and reasonable, the employee should check with the Company’s Compliance Officer. Employees, officers and directors must never accept gifts or other benefits if their business judgment or decisions would be affected by, or would be perceived to be affected by, acceptance of the gift.

8.5	Entertainment

You must never solicit gifts, entertainment or any other business courtesies from people doing business with the Company. You may accept unsolicited gifts, business courtesies and entertainment that is legal, is reasonable in the context of the business, and that advances the Company’s interests. Accompanying a business associate to a local cultural or sporting event, or to a routine business meal, is generally acceptable. But employees either must turn down offers of lavish or frequent entertainment, or pay their own way. Gifts of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount are prohibited and must be returned promptly to the issuer.

You may provide entertainment to others that is legal and reasonable in the context of the business.

Entertainment of government officials may be prohibited by law. You should obtain advance approval from the Company’s Compliance Officer before entertaining a government official.

8.6	Travel

You may accept transportation and lodging provided by a Company supplier or other third party in the course of an approved business trip. You should accurately record what is so provided in travel expense records.

Unless prohibited by law or the policy of the recipient’s organization, the Company may pay for transportation and lodging expenses of customers, agents or suppliers for a visit to a Company facility or project. The visit must be for a business purpose, like examination of equipment, contract negotiations, or training. Payments for travel by government officials must be approved by the Company’s Compliance Officer before that travel occurs.

9.	Implementation of the Code

9.1 Responsibilities

While each of us is individually responsible for putting the Code to work, we need not go it alone. The Company has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions.

Copies of this Code are available from the Compliance Officer and the Human Resources Department. This code is distributed to each employee, officer or director and a statement of compliance with the Code of Ethics and Conduct must be signed by you upon commencement of employment with the Company and on an annual basis thereafter.

9.2 Seeking Guidance

This Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the Compliance Officer or the other resources identified in this Code.

9.3 Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Code, or the Company’s related policies, you must immediately report that information to your supervisor, the Compliance Officer or via e-mail address set provided in the whistle-blower policy.

Please do not attempt to investigate a known or suspected violation on your own; instead please report it to the appropriate individuals.

9.4 Reporting Complaints and Concerns Regarding Accounting Issues

The Company is committed to compliance with applicable securities laws, rules, and regulations, accounting standards and internal accounting controls. It is the responsibility of each employee, officer and director promptly to report complaints or concerns regarding accounting, internal accounting controls and auditing matters (“Accounting Issues”). Reports should be made to the Compliance Officer. Reports may be made anonymously.

Reports will be treated confidentially to the extent reasonably possible. No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Issues.

Employees and others may also make reports directly to the Chairman of the Audit Committee of our Board of Directors by letter or email sent to the address specified in the whistle-blower policy.

9.5 Treatment of Complaints and Retention of Records Regarding Accounting Issues

Reports of concerns or complaints regarding Accounting Issues will be investigated in accordance with Company policy as outlined in the whistle-blower policy adopted by the Company and available upon request from the Compliance Officer or Human Resources department.

9.6 No Retaliation

The Company will not retaliate in any manner, including, but not limited to, discharging, demoting, suspending, threatening, harassing, or otherwise discriminating against an employee who reports in good faith violations or suspected violations of this Code, including, but not limited to, accounting fraud or securities law violations. Retaliation against any person for providing information or otherwise assisting in an investigation or proceeding regarding any conduct that the employee believes constitutes a violation of applicable laws or regulations, the Code or any other Company policy is strictly prohibited and may result in disciplinary action, up to and including termination of employment. Any suspected act of retaliation should be reported to the Compliance Officer or your supervisor immediately.

9.7 Discipline for Violations

This Code will be enforced at all levels, fairly and without prejudice.

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law, officers, directors and employees who violate this Code and other Company policies and procedures may be subject to disciplinary actions, up to and including termination of employment and, if warranted, civil legal action or referral to criminal prosecution. In addition, subject to applicable law, disciplinary actions, up to and including termination of employment, may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report them in accordance with our policies.